REVOLVING LINE OF CREDIT AGREEMENT

This **REVOLVING LINE OF CREDIT AGREEMENT** (the "Agreement") is made as of April 4, 2014, between simTraction, LLC, a Kansas limited liability company (the "Lender") and Boxceipts.com, Inc., a Nevada corporation (the "Borrower").

WHEREAS, the Borrower requests a line of credit from the Lender to be used by the Borrower for operating expenses in connection wit hthe operations of the Borrower.

In consideration of the mutual covenants and agreements contained herein, the parties agree to as follows:

1. Line of Credit. Lender hereby establishes for a period extending to April 4, 2024 (the "Maturity Date") a revolving line of credit (the "Credit Line") for Borrower in the principal amount of FIFTY THOUSAND DOLLARS ($50,000.00) (the "Credit Limit"). In connection herewith, Borrower shall execute and deliver to Lender a Promissory Note in the amount of the Credit Limit and in the form and content satisfactory to Lender. All sums advanced on the Credit Line or pursuant to the terms of this Agreement (each an "Advance") shall become part of the principal of said Promissory Note.

2. Advances. Any request for an Advance may be made from time to time and in such amounts as Borrower may choose; provided, however, any requested Advance will not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit. Requests for Advances may be made orally or in writing by such officer of Borrower authorized by it to request such Advances. Until such time as Lender may be notified otherwise, Borrower hereby authorizes its president or vice president to request Advances. Lender may refuse to make any requested Advance if an event of default has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event has occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default hereunder as of such dates.

3. Interest. All sums advanced pursuant to this Agreement shall bear interest from the date each Advance is made until paid in full at the rate of six percent (6%) per annum, simple interest (the "Effective Rate").

4. Repayment. Borrower shall pay accured interest on the outstanding principal balance on a monthly basis commencing on April 4, 2014, and continuing on the fifteenth day of each month hereafter. The entire unpaid principal balance, together with any accured interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date. All payments shall be made to Lender at such place as Lender may, from time to time, designate. All payments received hereunder shall be applied, first to any costs or expenses incurred by Lender in collection such payment or to any other unpaid charges or expenses due hereunder; second, to accured interest; and third, to principal. Borrower may prepay principal at any time without penalty.

5. Represetnations and Warranties. In order to induce Lender to enter into this Agreement and to make the advances provided for herein, Borrower represents and warrants to Lender as follows:

(a) Borrower is a duly organized, validly existing, and in good standing under the laws of the State of Nevada with the power to own its assets and to transact business in Nevada, and in such other states where its business is conducted.

(b) Borrower has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

(c) The execution, delivery and performance of this Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, by-law, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets.

(d) There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse affect on the financial condition of Borrower or the operation of its business.

6. Events of Default. An event of default will occur if any of the following events occurs:

(a) Failure of pay any principal or interest hereunder within ten (10) days after the same becomes due.

(b) Any representation or warranty made by Borrower in this Agreement or in connection with any borrower or request for an Advance hereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is unture in any material respect at the time when made.

(c) Default by Borrower in the observance or perofmrance of any other covenant or agreement contained in this Agreement, other than a default constituting a separate and distinct event of default under this Section 6.

(d) Filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

(e) Filing of an involuntary petition against Borrower in bankuprcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the

Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbounded, or undischarged.

6. Remedies. Upon the occurrence of an event of default as defined above, Lender may declare the entire unpaid principal balance, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind. Lender may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement. No failure or delay on the part of Lender in excerising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of default, including court costs and reasonable attorney's fees.

7. Notice. Any written notice will be deemed effective on the date such notice is placed, first class, postage prepaid, in the United States mail, addressed to the party to which notice is being given as follows:

Lender:

Mark DeFoor
Boxceipts.com, Inc.
5711 W. 157th Terrace
Overland Park, KS 66223

Borrower:

Sheila Seck
simTraction, LLC
7285 W. 132nd Street, Suite 240
Overland Park, KS 66213

8. Further Assurances. The Borrower agrees to execute and deliver such documents and to take such other action as the Lender may reasonably request from time to time to evidence or further protect or preserve the Lender's rights granted or intended to be granted hereby.

9. Governing Law. This Agreement shall be governed by the laws of the State of Kansas without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction, except to the extent the laws of any other jurisdiction shall govern the perfection, the effect of perfection or nonperfection, or the priority of any security interests created under this Agreement.

10. Miscellaneous. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower herefrom shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The section headings herein are solely for convenience and shall not be deemed to limit or otherwise affect the meaning or scope of any part of this Agreement. This document shall be construed without regard to any

presumption or rule requiring construction against the party causing such document or any portion thereof to be drafted. If any provision of this Agreement shall be unlawful, then such provision shall be null and void, but the remainder of this Agreement shall remain in full force and effect and be binding on the parties. This Agreement shall be binding upon the successors and assigns of the parties, except that the Borrower may not assign any of the Borrower's duties hereunder without obtaining the Lender's prior written consent, which consent may be withheld in the Lender's sole and absolute discretion. The Lender may assign any of the Lender's rights under this Agreement without the consent of the Borrower. This Agreement may be validly executed and delivered by fax or other electronic transmission.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BORROWER

BOXCEIPTS.COM, INC.

By: ______________________ As CEO
Name: Mark Dickinson
Title: CEO

LENDER

SIMTRACTION, LLC

By: Sheila L. Seck
Name: Sheila Seck
Title: Member

4822-2608-7962, v. 1